Exhibit 3.1
Sections 3.3, 3.4 and 3.6 of the Second Amended and Restated Bylaws of F5 Networks, Inc. are amended and restated in their entirety as follows:
3.3      ELECTION. At each annual shareholders’ meeting, the shareholders shall elect directors to hold office for the term for which elected and, except as otherwise provided in this Section 3.3, until their respective successors are elected and qualified.
In a non-contested election, a nominee for director shall be elected by the vote of a majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee’s election. The following shall not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. In a contested election, directors shall be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.
The following procedures apply in a non-contested election. A nominee who does not receive a majority vote shall not be elected. An incumbent director who is not elected because he or she does not receive a majority vote shall continue to serve as a holdover director until the earliest of (a) ninety (90) days after the date on which an inspector determines the voting results as to that director pursuant to RCW 23B.07.035(2); (b) the date on which the Board of Directors appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board of Directors pursuant to Section 3.4; or (c) the date of the director’s resignation. Any vacancy resulting from the non-election of a director under this Section 3.3 may be filled by the Board of Directors as provided in Section 3.4. The Nominating and Corporate Governance Committee will consider promptly whether to fill the office of a nominee failing to receive a majority vote and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and within ninety (90) days after the certification of the shareholder vote will disclose publicly its decision. No holdover director will participate in the Nominating and Corporate Governance Committee recommendation or Board decision about filling his or her office.
3.4      VACANCIES. Unless otherwise provided by the Washington Business Corporation Act, in case of any vacancy in the Board of Directors, including a vacancy resulting from an increase in the number of directors or non-election of a director pursuant to Section 3.3, the remaining directors, whether constituting a quorum or not, may fill the vacancy. A director elected to fill any vacancy shall hold office until the next shareholders’ meeting at which directors are elected at which time such director may be elected to serve until the expiration of the term of the class in which such vacancy was filled.
3.6      RESIGNATION. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next shareholders’ meeting at which directors are elected at which time such director may be elected to serve until the expiration of the term of the class in which such vacancy was filled.